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                                                                  EXHIBIT 10.101

                       MACE SECURITY INTERNATIONAL, INC.
                               160 BENMONT AVENUE
                           BENNINGTON, VERMONT 05201
                                 April 9, 1999
Mr. Michael Fazio
Four Seasons Place, Suite 1101
Boston, Massachusetts  02116

Dear Mr. Fazio:

     Mace Security International, Inc. (the "Company"), is pleased to offer to you ("Employee") employment with the Company as Vice President of Operations - Northeast Region, subject to the following terms of this letter agreement (the "Agreement").

     1.  Term.  Subject to the terms and conditions hereinafter set forth,
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Employee shall be employed for a term commencing on the date hereof and expiring three (3) years after the date hereof unless such employment is earlier terminated as provided in Section 7 herein (the "Term"). If this Agreement is not terminated prior to the expiration of the Term, the Term of the Agreement shall continue on a month-to-month basis after the expiration of the three-year Term, until either party to this Agreement notifies the other party in writing that this Agreement has been terminated. After the initial three-year Term, either party may terminate this Agreement for any or no reason upon written notice to the other party.

     2.  Duties.  During the Term, Employee shall devote his best efforts and
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substantially all of his business time and services to the Company.  Employee shall perform such duties and services as the Officers of the Company shall request.

     3.  Salary.  Employee hereby agrees to accept as compensation for all
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services rendered by Employee in any capacity hereunder during the term a salary computed at the rate of $100,000 per year, payable in accordance with the Company's normal payroll procedures, commencing on the date of the closing of the Stock Purchase Agreement pursuant to which Louis Paolino will become
Chairman and Chief Executive Officer of the Company (the "Salary"). The Salary may be further increased from time to time upon the approval of the Company's President. The Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company but shall be in addition to the Benefits (as defined below) and any severance compensation payable as described below.

     4.  Benefits.  During the Term, Employee shall be entitled to the benefits
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(the "Benefits") set forth on Schedule A attached hereto.
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     5.  Stock Options.  The Employee shall be granted stock options ("Options")
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exercisable for 125,000 shares of the Company's common stock at a per-share exercise price equal to the lowest trading price of the stock on the date of this Agreement. The Options shall vest over the term of this Agreement, one-sixth of the Options vesting on each six-month anniversary date of this Agreement's execution. The Options shall be fully vested on the last day of this Agreement's term.

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     6.  Confidential Information and Inventions.  Employee agrees that, for a
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period of twelve (12) months following the expiration or termination of
Employee's employment with the Company pursuant to this Agreement, Employee shall keep secret and retain in strictest confidence, and shall not use for Employee's benefit or the benefit of others, directly or indirectly, any proprietary, confidential or secret matters relating to the Company or any other entity which may hereafter become an affiliate thereof. In the event that Employee or any of his representatives becomes legally compelled to disclose any of the proprietary, confidential or secret information of the Company, Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within three months thereafter and which are related to the business or activities of Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee and execute all documents necessary to evidence and perfect the assignment.

     7.  Termination.  Employee's employment hereunder may be terminated during
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the Term as described below.

          7.1.  Resignation, Death or Disability.  In the event of the
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resignation, death or Disability (as defined below) of Employee during the Term,
Employee's employment hereunder shall be terminated and the Company shall pay to Employee or Employee's executors, legal representatives or administrators, all accrued and unpaid Salary and Benefits through the date of such termination. Except as set forth above in this Section 7.1, and except for any salary and other benefits accrued, vested and unpaid as of the date of his resignation, death or Disability, the Company shall not be under any further obligation to the Employee or his heirs or personal representatives after the date of the Employee's resignation, death or Disability pursuant to this Agreement. A "Disability" shall be deemed to occur if Employee is unable to perform his duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than 45 consecutive days or more than 90 days in the aggregate, during any one-year period during the Term.

          7.2.  Termination For Cause.  The Company may terminate Employee's
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employment hereunder at any time for "Cause" upon written notice to Employee.
For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following: (i) alcohol abuse or use of controlled substances during employment hours, (ii) except where non-performance is caused by a resignation, Disability or death, Employee's refusal or inability to competently perform his obligations under this Agreement, as determined by his supervisors, (iii) other conduct of Employee involving insubordination toward Employee's supervisors or any Officer of the Company, (iv) any type of harassment, violence or threat thereof, or other behavior toward other employees of the Company or toward third parties of a kind that may tend to result in liability being incurred by the Company toward such employee or third party, (v) any type of disloyalty to the Company or any of its affiliates or subsidiaries, (vi) gross negligence or willful misconduct with respect to the Company or any of its affiliates or subsidiaries, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment, or (vii) a conviction of a felony or a misdemeanor involving moral turpitude or the entering of a plea of guilty or nolo contendere to a
                                                       ---- ----------
felony.   If the Company exercises the right to terminate Employee's employment with Company for

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Cause, the Company's obligation to Employee shall be limited solely to the payment of accrued and unpaid Salary and Benefits through the date of such termination. The Company shall have such rights and remedies as may be available to it for any breach by the Employee of this Agreement or otherwise.

          7.3.  Termination Without Cause.  At any time, the Company may
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terminate Employee's employment hereunder for a reason not constituting Cause by giving written notice to Employee ninety (90) days prior to such termination.
If Employee is terminated without Cause, the Employee shall be entitled to payment of (i) all accrued and unpaid Salary and Benefits through the date of such termination, and (ii) a lump sum amount equal to six months of his Salary.

     8.  Noncompetition Covenants.  Employee agrees that the noncompetition
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covenants contained in this Paragraph 8 are a material and substantial part of this Agreement. Employee covenants that during Employee's employment with Company and for six months following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company: (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the car wash services industry within the United States, or (ii) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above. The Company will sustain significant losses and damages, if Employee breaches the covenants in this Paragraph 8. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee's breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

     9.  Successors and Assigns.  This Agreement shall inure to the benefit of
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and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however,
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that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

     10.  Notice.  Any notice or communication required or permitted under this
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Agreement shall be made in writing and (i) sent by overnight courier, (ii)
mailed by certified or registered mail, return receipt requested or (iii) sent by telecopier, addressed to the addresses of the parties set forth on page 1 hereof or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

     11.  Entire Agreement; Amendments.  This Agreement sets forth the
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understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

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     12.  Waiver.  Any waiver by either party of any breach of any term or
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condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

     13.  Governing Law.  Notwithstanding any contrary choice of laws
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principles, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey, applicable to contracts executed and performed within the State of New Jersey.

     14.  Severability.  Whenever possible, each provision of this Agreement
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will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     15.  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

          Please indicate your acceptance of employment and your agreement to render services to the Company subject to the terms set forth above by executing and returning the enclosed copy of this letter.

                              Sincerely,

                              MACE SECURITY INTERNATIONAL, INC.


                              By:   /s/ Jon E. Goodrich
                                 ----------------------
                                    Jon E. Goodrich, President


Agreed to and Accepted:


/s/ Michael Fazio
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Michael Fazio

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                                   SCHEDULE A

                               EMPLOYEE BENEFITS



1.   Expense Reimbursement.  Employee shall be entitled to receive reimbursement
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from the Company for all reasonable out-of-pocket expenses incurred by Employee in performing his duties under the Agreement, in accordance with the expense reimbursement policy established from time to time by the Company, upon presentation of expense statements or vouchers and such other supporting information as may be required pursuant to any expense reimbursement policy adopted by the Company and in force from time to time.

2.   Vacation; Sick Leave.  Employee shall be entitled to two weeks of paid
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vacation time in each year of the term of this Agreement, and sick leave in accordance with such general policies as may be in effect from time to time for management employees.

3.   Other Benefits.  Employee shall be entitled, if and to the extent eligible,
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to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, or similar benefit plan, which may be no less favorable to Employee than the terms offered to other Employees of the Company during the Term.

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